EXHIBIT 99.1

Sigmatron International, Inc. Reports First Quarter Financial Results for Fiscal 2014

ELK GROVE VILLAGE, Ill., Sept. 11, 2013 (GLOBE NEWSWIRE) -- SigmaTron International, Inc.(Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2013.

Revenues increased to $56.2 million in the first quarter of fiscal 2014 from $47.6 million for the same quarter in the prior year. Net income of $967,464 was recorded for the period ended July 31, 2013 compared to a net loss of $93,144 for the same period in the prior year. Basic and diluted earnings per share for the quarter ended July 31, 2013, were each $0.24, compared to basic and diluted loss per share of $0.02 for the same quarter ended July 31, 2012.

Commenting on SigmaTron's first quarter fiscal 2014 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "The first quarter of fiscal 2014 was an excellent quarter for the Company, with fully diluted earnings per share the strongest since the fourth quarter of fiscal 2010. Comparisons to the first quarter of fiscal 2013 are difficult, as one third of the way through that quarter we acquired Spitfire Control, Inc. and had significant one-time expenses during the quarter related to the acquisition as well as the relocation of our Tijuana facility. A comparison to the fourth quarter of fiscal 2013, which was our best quarter in that fiscal year, shows revenue was up sequentially 9.4% and fully diluted earnings per share up 200%.

"During the quarter we saw increased revenue from existing customers and the launch of several new programs that had previously been delayed. We saw improved performance from the two plants we acquired in 2013 and steady performance from our other operations. All of these factors combined to produce this strong quarter.

"With that said, it was reported by the U.S. Census Bureau in the last week of August that manufactured durable goods fell over 7% in July and we have seen some indication of a slowdown at the beginning of our second quarter. Accordingly, we continue to anticipate an overall sluggish yet volatile economy without sustained growth. If the signs change, we will be in a position to respond quickly.

"Finally, while the economy remains a concern, we continue to work on many new opportunities for the future, and we are quoting multiple projects that will allow us to utilize the engineering strength that came with the Spitfire acquisition. For those reasons we believe the Company will continue to move forward as we battle the general economy, the increased costs of doing business and the margin pressures we continue to experience."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2013	2012

Net sales	$56,166,061	$47,629,229

Cost of products sold	49,877,653	42,923,331

Gross profit	6,288,408	4,705,898

Selling and administrative expenses	4,855,558	4,665,405

Operating income	1,432,850	40,493

Other expense	192,511	188,337

Income (loss) from operations before income tax	1,240,339	(147,844)

Income tax expense (benefit)	272,875	(54,700)

Net income (loss)	$967,464	($93,144)

Net income (loss) per common share -- basic	$0.24	($0.02)

Net income (loss) per common share -- assuming dilution	$0.24	($0.02)

Weighted average number of common equivalent shares outstanding - assuming dilution	4,011,001	3,922,478

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2013	2013

Assets:

Current assets	$78,450,371	$78,939,507

Machinery and equipment-net	32,293,609	28,567,052

Intangibles	5,862,188	5,949,434
Goodwill	3,222,899	3,222,899
Other assets	797,045	910,025

Total assets	$120,626,112	$117,588,917

Liabilities and stockholders' equity:

Current liabilities	$39,569,081	$38,129,159

Long-term obligations	28,071,308	27,476,027

Stockholders' equity	52,985,723	51,983,731

Total liabilities and stockholders' equity	$120,626,112	$117,588,917
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095